UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 27, 2007

ACUSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50405	04-3208947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Arsenal Street

Watertown, Massachusetts 02472

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code  (617) 648-8800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01                                             Entry Into a Material Definitive Agreement.

On April 30, 2007 Acusphere, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Patent Transfer Agreement by and between the Company and Bayer Schering Pharma AG (“BSP”) dated as of May 11, 2005, as previously filed with the Securities and Exchange Commission with the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 (the “Agreement”).  Under the Agreement, the Company was due to make a payment of $3.0 million to BSP on May 11, 2007.  The Amendment provides that, in lieu of this payment, the Company shall make a series of payments due as follows: $1.5 million on or before fifteen days following execution of the Amendment; $1.0 million on or before fifteen days after May 11, 2008; and $1.0 million on or before fifteen days after May 11, 2009.  The terms of the Agreement are otherwise unchanged.

Item 8.01               Other Events.

On April 27, 2007, the Board of Directors of the Company declared a quarterly cash dividend in the amount of $0.8125 per share on its 6.5% convertible exchangeable preferred stock (the “Preferred Stock”) in accordance with the terms thereof.

In February 2005, Acusphere issued 900,000 shares of its Preferred Stock in a public offering.  As of May 2, 2007, 690,000 of these shares of Preferred Stock remained outstanding.  The dividend on the Preferred Stock will be paid on June 1, 2007 to the holders of record as of the close of business on May 15, 2007.

In accordance with the terms of the Preferred Stock, this dividend payment was computed by dividing the annual dividend rate of $3.25 per share by four (rounded down to the nearest one one-hundredth (1/100) of one cent).

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description
10.1	Amendment to Patent Transfer Agreement by and between the Company and Bayer Schering Pharma AG, dated as of April 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSPHERE, INC.

Dated: May 3, 2007	By:	/s/ John F. Thero
Name: John F. Thero
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Amendment to Patent Transfer Agreement by and between the Company and Bayer Schering Pharma AG, dated as of April 27, 2007